UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

2009

Annual

Meeting

Notice of 2009 Annual Meeting of Shareholders

and Proxy Statement

April 30, 2009

Newport Beach, California

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SEMPRA ENERGY

101 Ash Street

San Diego, California 92101-3017

(877) 736-7721

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, April 30, 2009.

Place	The Fairmont Hotel, 4500 MacArthur Blvd., Newport Beach, California.

Items of Business	(1)

Elect directors for a one-year term. The director nominees, all of whom are currently directors, are: James G. Brocksmith Jr., Richard A. Collato, Donald E. Felsinger, Wilford D. Godbold Jr., William D. Jones, Richard G. Newman, William G. Ouchi, Carlos Ruiz, William C. Rusnack, William P. Rutledge, Lynn Schenk and Neal E. Schmale.

(2)	Ratify independent registered public accounting firm.

(3)	Vote on two shareholder proposals, if properly presented at the meeting.

(4)	Consider other matters that may properly come before the meeting.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournment or postponement.

Record Date	You are entitled to vote only if you were a Sempra Energy shareholder at the close of business on March 2, 2009.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 2, 2009 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Registration Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants.

If your shares are not registered in your name but are held in “street name” through a broker, trustee or other nominee, you must provide proof of beneficial ownership at the record date such as your most recent account statement prior to March 2, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m. and you should allow ample time for check-in procedures.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy card or voting instruction card and returning it in the enclosed envelope or, in most cases, by telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers - How You Can Vote” beginning on page 4 of this proxy statement and to the instructions on your proxy card or voting instruction card.

This Notice of Annual Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our annual report to shareholders are being provided to shareholders beginning March 17, 2009. These documents are also available on the Internet at www.amstock.com/ProxyServices/ViewMaterials.asp.

Randall L. Clark

Corporate Secretary

QUESTIONS AND ANSWERS

Proxy Materials

1.	Why am I receiving these materials?

Sempra Energy’s Board of Directors is making these materials available to you over the Internet or delivering paper copies to you by mail in connection with Sempra Energy’s Annual Meeting of Shareholders to be held on Thursday, April 30, 2009. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide you under rules of the Securities and Exchange Commission and designed to assist you in voting your shares.

2.	What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the Annual Meeting of Shareholders; and

•	Our 2008 Annual Report to Shareholders.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or voting instruction card for the Annual Meeting.

3.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and board committees, the compensation of our directors and certain executive officers and other required information.

4.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the materials?

The Securities and Exchange Commission has adopted a rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail or an electronic copy by e-mail. Instructions on how to do so are contained in the notice. In addition, the notice contains instructions on how you may request proxy materials by mail or e-mail on an ongoing basis.

5.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who have previously requested paper copies, with a paper copy of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to our shareholders who have previously elected electronic delivery. Those shareholders should have received an e-mail containing a link to the website where the materials are available and a link to the proxy voting website.

6.	How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials on the Internet.

7.	How may I obtain a paper copy of the proxy materials?

Shareholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials. Shareholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All shareholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

To request that you receive paper copies of future proxy materials, please access www.voteproxy.com on the Internet. Click on Request Paper Copies of Materials, then click on Sempra Energy. You will see an option to elect to receive paper copies each year. You may also request to receive paper copies of future proxy materials by calling (888) 776-9962 from the United States and Canada or (718) 921-8562 from other countries, or by e-mailing info@amstock.com.

8.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting our proxy solicitor, Morrow & Co., at:

(800) 607-0088 (U.S. and Canada)

(203) 658-9400 (International)

sempra.info@morrowco.com

A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please call our transfer agent, American Stock Transfer & Trust Company, at:

(877) 773-6772 (U.S. and Canada)

(718) 921-8356 (International)

If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please call Broadridge Financial Solutions at:

(800) 542-1061

All shareholders also may write to us at the address below to request a separate copy of these materials:

Sempra Energy

Attn: Shareholder Services

101 Ash Street

San Diego, CA 92101-3017

investor@sempra.com

9.	How may I request an electronic copy of the proxy materials?

If you are a shareholder of record and wish to request electronic delivery of proxy materials in the future, please access www.amstock.com on the Internet. Click on Shareholder Account Access and enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.

10.	Who pays the cost of soliciting votes for the Annual Meeting?

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting votes.

Our directors, officers and employees also may solicit votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have hired Morrow & Co. to assist us in distributing proxy materials and soliciting votes. We will pay a base fee of $13,000 plus customary costs and expenses for these services.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial shareholders.

Proposals To Be Voted On

11.	What items of business will be voted on at the Annual Meeting?

The items of business expected to be voted on at the Annual Meeting are:

•	Election of directors for a term of one year.

•	Ratification of Deloitte & Touche as our independent registered public accounting firm for 2009.

•	Two shareholder proposals, if properly presented at the meeting.

12.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors or on any other matter to be voted on at the Annual Meeting.

Your shares will be voted as you specifically instruct. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting. If voting instructions for shares that you hold in our Employee Savings Plans are not timely received, the shares will be voted in the same manner and proportion as shares for which instructions are received from other plan participants.

13.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of its nominees for election to the board; “FOR” the ratification of our independent registered public accounting firm; and “AGAINST” each shareholder proposal.

14.	What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum consisting of a majority of our shares must be present in person or represented by proxy.

To be elected as a director, a nominee must receive the “approval of shareholders.” This means that the nominee must receive more “FOR” than “AGAINST” votes, and the “FOR” votes must also represent more than 25% of our outstanding shares.

Ratification of our independent registered public accounting firm and approval of the shareholder proposals also require the approval of shareholders.

If your shares are held in the name of a broker and you do not provide instructions as to how your shares are to be voted, your broker may have authority to vote them in its discretion on some of the items of business to be voted on at the Annual Meeting. Your broker may be prohibited from voting your shares on other proposals, and these “broker non-votes” will be counted only for the purpose of determining whether a quorum is present and not as votes cast.

15.	What happens if additional items are presented at the Annual Meeting?

We are not aware of any item that may be voted on at the Annual Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

16.	Is my vote confidential?

Our Employee Savings Plans automatically provide confidential voting. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

17.	Where can I find the results of the voting?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on Form 10-Q for the first quarter of 2009 that we will file with the Securities and Exchange Commission. The report will be available on our website at www.shareholder.com/sre/edgar2.cfm.

How You Can Vote

18.	What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on March 2, 2009, the record date for the Annual Meeting. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee. On the record date, 244,602,535 shares of our common stock were outstanding.

19.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to the company or another person, or to vote your shares in person at the Annual Meeting. We have provided a proxy card for you to use in voting your shares.

Beneficial Owner

If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

20.	How can I vote in person at the Annual Meeting?

You may vote in person at the Annual Meeting those shares that you hold in your name as the shareholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the broker, trustee or other nominee that is the registered holder of your shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

21.	How can I vote without attending the Annual Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy card. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to your broker, trustee or other nominee.

For directions on how to vote, please refer to the following instructions and those included on your proxy card or voting instruction card.

Voting by Internet – Shareholders who have received a notice of the availability of our proxy materials by mail or e-mail may vote over the Internet by following the instructions in the notice or e-mail. Those who have received a paper copy of the proxy card or voting instruction card by mail may vote over the Internet by following the instructions on the card.

Voting by Telephone – Shareholders of record who live in the United States or Canada may vote by telephone by calling (800) 776-9437 and following the instructions. When voting by telephone, shareholders must have available the control number included on their proxy card, notice of availability of proxy materials or e-mail.

Most shareholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those shareholders should check the voting instruction card for telephone voting availability.

Voting by Mail – Shareholders who have received a paper copy of these proxy materials may vote by mail by signing, dating and returning their proxy card or voting instruction card.

22.	What is the deadline to vote?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.

If you hold shares in our Employee Savings Plans, your voting instructions must be received by 9:00 a.m. Eastern time on Monday, April 27, 2009 for the plan trustee to vote your shares.

If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.

23.	May I change my vote?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting, except that any change to your voting instructions for shares held in our Employee Savings Plans must be received by 9:00 a.m. Eastern time on Monday, April 27, 2009.

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address below in Question 26 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

24.	Who will serve as inspector of elections?

The inspector of elections will be a representative of American Stock Transfer & Trust Company.

Attending the Annual Meeting

25.	Who can attend the Annual Meeting?

You may attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 2, 2009 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket has been included as part of your notice of Internet availability of proxy materials or your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring your admission ticket, your name must be verified against our list of shareholders of record and plan participants.

If you are not a shareholder of record but are the beneficial owner of shares held in street name through a broker, trustee or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 2, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., and you should allow ample time for check-in procedures.

Shareholder Proposals and Director Nominations

26.	What is the deadline to submit shareholder proposals to be included in the proxy materials for next year’s Annual Meeting of Shareholders?

Shareholder proposals that are intended to be included in our proxy materials for next year’s Annual Meeting must be received by our Corporate Secretary no later than 5:30 p.m. Pacific time on November 17, 2009 and must be submitted to the following address:

Corporate Secretary

Sempra Energy

101 Ash Street

San Diego, CA 92101-3017

Fax: (619) 696-4508

Proposals that are not timely submitted or are submitted to some other address or other than to the attention of our Corporate Secretary may be excluded from our proxy materials.

Shareholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.

27.	How may I nominate director candidates or present other business for consideration at an Annual Meeting?

Shareholders who wish to nominate director candidates or to present other items of business to be voted on at an Annual Meeting must give written notice of their intention to do so to our Corporate Secretary at the address set forth in Question 26. We must receive the notice at least 90 days but not more than 120 days before the date corresponding to the date of the last annual meeting. The notice also must include the information required by our bylaws, which may be obtained as provided in Question 29.

The time for us to receive nominations and proposals for the 2009 Annual Meeting has expired. The period for the receipt from shareholders of director nominations and other proposals for the 2010 Annual Meeting will begin on December 31, 2009 and end on January 30, 2010.

These notice requirements do not apply to shareholder proposals intended for inclusion in our proxy materials under the Securities and Exchange Commission’s Shareholder Proposal Rule. The deadline for receiving those proposals is set forth in Question 26. The notice requirements also do not apply to questions that a shareholder may wish to ask at the Annual Meeting.

28.	How may I recommend candidates to serve as directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at the address set forth in Question 26. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

Obtaining Additional Information

29.	How may I obtain financial and other information about Sempra Energy?

Our consolidated financial statements are included in our Annual Report to Shareholders that is being provided to you together with this proxy statement.

Additional information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Our Form 10-K and other information that we file with the Securities and Exchange Commission are available on our website at www.shareholder.com/sre/edgar2.cfm. We will also furnish a copy of our 2008 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to us at our address set forth in Question 8.

By writing to us, shareholders also may obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and charters of our board committees. You can also view these materials on the Internet by accessing our website at www.sempra.com and clicking on the “Investor” tab, then clicking on the “Governance” tab.

30.	What if I have questions for Sempra Energy’s transfer agent?

If you have questions concerning share certificates, dividend checks, transfer of ownership or other matters relating to your share account, please contact our transfer agent at the following address or phone numbers:

American Stock Transfer & Trust Company

Operations Center

Attn: Sempra Energy

6201 15th Avenue

Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada)

(718) 921-8356 (International)

We have a dividend reinvestment and direct stock purchase program under which you may have all or a portion of your dividends automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. For information about this program, please contact American Stock Transfer & Trust Company at the address or the phone number listed above.

31.	Who can help answer any additional questions?

If you have any additional questions about the Annual Meeting or how to vote or revoke your vote, you should contact our proxy solicitor:

Morrow & Co.

470 West Avenue

Stamford, CT 06902

Shareholders Call:

(800) 607-0088 (U.S. and Canada)

(203) 658-9400 (International)

Banks and Brokers Call Collect:

(203) 658-9400

If you need additional copies of this proxy statement or voting materials, please contact Morrow & Co. as described above or send an e-mail to sempra.info@morrowco.com.

CORPORATE GOVERNANCE

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It has also adopted a Code of Business Conduct and Ethics for Directors and Officers, and officers are also subject to Business Conduct Guidelines that apply to all employees.

Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com. Paper copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Board of Directors

Functions

In addition to its oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting our chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.

•	Reviewing and approving significant corporate actions.

•

Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. These provide that a director is “independent” only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors. In its most recent review, the board considered, among other things, the absence of any employment relationships between the company and its directors (other than Donald E. Felsinger and Neal E. Schmale who are also executive officers of the company) and their families; the absence of any affiliation of the company’s directors and their families with the company’s independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors; and the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission rules regarding related party transactions.

The board reviewed the insubstantial amount of goods and services that we purchase in the ordinary course of our business from a company of which Mr. Newman is an executive officer and companies of which Messrs. Collato, Jones, Newman, Rusnack and Rutledge and Dr. Ouchi are directors. It also reviewed the small amount of our discretionary contributions to the YMCA of San Diego County of which Mr. Collato is the President and Chief Executive Officer and to other charitable, educational and other non-profit organizations of which Messrs. Collato, Godbold, Jones, Newman and Rutledge, Ms. Schenk and Dr. Ouchi or members of their families serve as trustees, directors or in similar capacities. The board concluded that these relationships do not constitute material relationships and do not affect the director’s independence.

Based upon this review, the board has affirmatively determined that each of the company’s non-officer directors is independent. The independent directors are:

James G. Brocksmith Jr.	Richard A. Collato
Wilford D. Godbold Jr.	William D. Jones
Richard G. Newman	William G. Ouchi
Carlos Ruiz	William C. Rusnack
William P. Rutledge	Lynn Schenk

Director Share Ownership Guidelines

The board has established share ownership guidelines for directors and officers to strengthen further the link between company performance and compensation. For non-employee directors, the guideline is ownership of a number of our shares having a value of four times the directors’ annual base retainer and is expected to be attained within five years of becoming a director. For these purposes, share ownership includes phantom shares into which compensation has been deferred and the vested portion of certain in-the-money stock options as well as shares owned directly. All of our non-employee directors who have served as directors for five or more years meet or exceed the guideline. For information regarding executive officer share ownership guidelines, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Guidelines.”

Board and Committee Meetings; Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as immediate issues facing the company. At least once a year, the board also reviews management’s long-term strategic and financial plans.

The Chairman of the Board establishes the agenda for each board meeting. Committee agendas are set by or in consultation with the committee chair. Directors are encouraged to suggest agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

An executive session of non-management board members is held at each regularly scheduled board meeting, and any director may call for an executive session at any special meeting. Executive sessions are presided over by the Chair of the Compensation Committee. During 2008, the board held six executive sessions.

During 2008, the board held six regular and three special meetings and committees of the board held 19 meetings. Directors, on an aggregate basis, attended over 99% of the combined number of these meetings. Each director attended at least 93% of the combined number of meetings of the board and each committee of which the director was a member.

The board encourages attendance at the Annual Meeting of Shareholders by all nominees for election as directors. Last year, all of the nominees and directors attended the meeting except Mr. Ruiz.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors. The committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees.

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Succession Planning and Management Development

Our Compensation Committee annually reports to the Board of Directors on succession planning, including policies and principles for executive officer selection.

Review of Related Party Transactions

Securities and Exchange Commission rules require disclosure of certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review any such “related party transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2008 or 2009.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources.

Board Access to Senior Management, Independent Accountants and Counsel

Directors have complete access to our independent registered public accounting firm, and to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Audit Committee

James G. Brocksmith Jr., Chair

Wilford D. Godbold Jr.

William D. Jones

Richard G. Newman

Carlos Ruiz

Lynn Schenk

Compensation Committee

William C. Rusnack, Chair

Richard A. Collato

William G. Ouchi

William P. Rutledge

Corporate Governance Committee

William G. Ouchi, Chair

James G. Brocksmith Jr.

Richard A. Collato

Richard G. Newman

William C. Rusnack

Environmental and Technology Committee

William P. Rutledge, Chair

Wilford D. Godbold Jr.

William D. Jones

Carlos Ruiz

Lynn Schenk

Executive Committee

Donald E. Felsinger, Chair

James G. Brocksmith Jr.

William G. Ouchi

William C. Rusnack

William P. Rutledge

Audit Committee

Our Audit Committee is composed entirely of independent directors. It is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of our independent registered public accounting firm, which reports directly to the committee. The committee pre-approves all services provided by the accounting firm and prepares the report reprinted under the caption “Audit Committee Report.” It also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The board has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

During 2008, the Audit Committee held seven meetings.

Compensation Committee

Our Compensation Committee is composed entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies and oversees our executive compensation program. The committee has direct responsibility for:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•

Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his or her compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based plans.

During 2008, the Compensation Committee held four meetings.

For additional information regarding the Compensation Committee’s principles, policies and practices please see the discussion under “Executive Compensation — Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee is composed entirely of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, and develops and maintains a pool of qualified director candidates. It solicits the names of candidates from various sources, including board members and search firms, and considers candidates submitted by shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation.

The committee evaluates all candidates in the same manner whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that substantially all director nominees (other than current or former company officers) should be independent and that all directors must be financially literate or must become financially literate within a reasonable time after appointment or election to the board. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity.

During 2008, the Corporate Governance Committee held five meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of the Board during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The committee did not meet during 2008.

Environmental and Technology Committee

Our Environmental and Technology Committee is responsible for:

•	Reviewing environmental laws, regulations and developments at the global, national and regional level, and evaluating ways to address them as part of the company’s business strategy and operations.

•	Reviewing and evaluating technology developments and related issues that advance the company’s overall business strategy.

During 2008, the Environmental and Technology Committee held three meetings.

Shareholder Communications with the Board

Shareholders who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the attention of our Corporate Secretary. All shareholder communications regarding executive compensation will be relayed on to the Chair of the Compensation Committee, William C. Rusnack, for appropriate evaluation and consideration.

All other shareholder communications are reviewed by the Corporate Secretary and provided to the addressees consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is:

Corporate Secretary

Sempra Energy

101 Ash Street

San Diego, CA 92101-3017

Director Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $50,000. The Chair of the Audit Committee receives an additional $20,000 and the chairs of other board committees receive an additional $10,000. Non-employee directors also receive meeting fees of $1,000 for each board meeting they attend and each meeting they attend of the board committees ($1,500 in the case of the Audit Committee) of which they are members.

Each quarter, non-employee directors also are credited with a number of phantom shares of our common stock having a market value of $12,500. Upon the director’s retirement as a director, the then market value of the shares credited to the director’s account (together with reinvested dividend equivalents) is paid to the director in cash. Directors may also elect to receive their other fees in shares of our common stock or to defer them into an interest-bearing account, phantom investment funds or phantom shares of our common stock.

Upon becoming a director, each non-employee director is granted a ten-year option to purchase 15,000 shares of our common stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board), each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted with an exercise price at the closing price of our common stock on the date the option is granted and becomes fully exercisable commencing with the first annual meeting following that date or upon the director’s earlier death, disability, retirement or involuntary termination of board service other than for cause.

We summarize the 2008 compensation of our non-employee directors below.

2008 Director Compensation	Fees Earned or Paid in Cash	Stock Awards (A)	Option Awards (B)(C)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (D)	All Other Compensation (E)	Total
James G. Brocksmith Jr.	$97,500	$50,000	$66,400	—	—	$213,900
Richard A. Collato	$68,000	$50,000	$66,400	$94,496	$20,000	$298,896
Wilford D. Godbold Jr.	$74,000	$50,000	$66,400	$92,286	$7,000	$289,686
William D. Jones	$75,500	$50,000	$66,400	$53,389	$6,500	$251,789
Richard G. Newman	$74,500	$50,000	$66,400	—	$20,000	$210,900
William G. Ouchi	$79,000	$50,000	$66,400	$85,842	$20,000	$301,242
Carlos Ruiz	$73,000	$50,000	$81,313	—	—	$204,313
William C. Rusnack	$85,500	$50,000	$66,400	$6,892	$20,000	$228,792
William P. Rutledge	$82,000	$50,000	$66,400	—	—	$198,400
Lynn Schenk (F)	$53,667	$41,667	$126,706	—	$20,000	$242,040

(A)	Phantom shares of our common stock that are valued at the fair market value of our shares at the quarterly crediting date without reduction for phantom share non-transferability. The number of our phantom shares credited to each director (including shares credited in prior years and additional phantom shares credited as reinvested dividends) at December 31, 2008 was 8,401 shares for each director other than Mr. Newman, Mr. Ruiz and Ms. Schenk, for whom the number of phantom shares was 8,203 shares, 1,602 shares and 881 shares, respectively. Upon retirement as a director, the then market value of the shares credited to the director’s account is paid to the director in cash.

(B)	Amount recognized as compensation expense for stock options granted in 2007 and 2008 calculated in accordance with generally accepted accounting principles for financial reporting purposes and based on the grant date fair value assumptions described in Note 10 of Notes to Consolidated Financial Statements included in our Annual Report to Shareholders, but disregarding service-based vesting conditions. The grant date fair value for 2008 option awards was $69,600 for each director other than Ms. Schenk for whom the grant date fair value was $160,050.

(C)	The number of our shares subject to non-employee director stock options that were outstanding at December 31, 2008 is 45,000 shares for Mr. Brocksmith; 50,000 shares for Mr. Collato; 50,000 shares for Mr. Godbold; 25,000 shares for Mr. Jones; 15,000 shares for Mr. Newman; 50,000 shares for Dr. Ouchi; 15,000 shares for Mr. Ruiz; 45,000 shares for Mr. Rusnack; 45,000 shares for Mr. Rutledge; and 15,000 shares for Ms. Schenk.

(D)	Consists of (i) above-market interest (interest in excess of 120% of the federal long term rate) on deferred compensation and (ii) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans. The respective amounts are $11,169 and $83,327 for Mr. Collato; $18,780 and $73,506 for Mr. Godbold; $267 and $53,122 for Mr. Jones; $0 and $85,842 for Dr. Ouchi; and $6,892 and $0 for Mr. Rusnack. Only Messrs. Collato, Godbold and Jones and Dr. Ouchi are entitled to receive pension benefits and all have attained maximum years of service credit. The annual benefit is an amount equal to the sum of the annual director retainer and ten times the board meeting fee at the date the benefit is paid. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies and up to ten years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit.

(E)	Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $20,000 for each director.

(F)	Ms. Schenk became a director on March 12, 2008.

Directors who are also employees of the company (Donald E. Felsinger, Chairman and Chief Executive Officer, and Neal E. Schmale, President and Chief Operating Officer) are not additionally compensated for their services as directors. Their compensation is summarized in the Summary Compensation Table appearing under “Executive Compensation.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of the six directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com/aboutUs/gov_charterAudit.htm.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm, and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting, and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee also has received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche has also discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal controls. Deloitte & Touche has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States and that management has maintained an effective system of internal controls. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee
James G. Brocksmith Jr., Chair Wilford D. Godbold Jr. William D. Jones Richard G. Newman Carlos Ruiz Lynn Schenk February 19, 2009

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at March 2, 2009 by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement (other than Mr. Guiles who retired on March 1, 2009), and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately 1.5% of our outstanding shares.

Share Ownership	Current Beneficial Holdings (A)	Shares Subject to Exercisable Options (B)	Phantom Shares (C)	Total

James G. Brocksmith Jr.	235	45,000	12,571	57,806
Javade Chaudhri	97,204	56,825	2,147	156,176
Richard A. Collato	6,966	50,000	8,759	65,725
Donald E. Felsinger	463,008	1,118,950	92,889	1,674,847
Wilford D. Godbold Jr.	3,006	50,000	13,961	66,967
William D. Jones	3,553	25,000	9,542	38,095
Richard G. Newman	36,009	15,000	8,560	59,569
William G. Ouchi	15,756	45,000	9,244	70,000
Carlos Ruiz	—	20,000	1,904	21,904
William C. Rusnack	4,480	45,000	9,146	58,626
William P. Rutledge	2,732	45,000	9,327	57,059
Lynn Schenk	2,000	15,000	1,177	18,177
Neal E. Schmale	300,079	468,850	29,502	798,431
Mark A. Snell	131,142	122,975	3,393	257,510
Directors and Executive Officers as a group (18 persons)	1,227,960	2,520,969	228,217	3,977,146

(A)	Includes unvested shares of restricted stock that may be voted but are not transferable until they are vested and transfer restrictions terminate. These shares total 52,072 shares for Mr. Chaudhri; 232,364 shares for Mr. Felsinger; 174,463 shares for Mr. Schmale; 86,520 shares for Mr. Snell; and 645,679 shares for all directors and executive officers as a group.

(B)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(C)	Represents deferred compensation deemed invested in phantom shares of our common stock. The phantom shares cannot be voted or transferred but track the performance of our shares.

Sempra Energy has approximately 256,000 shareholders.

No person is known to us to own beneficially more than 5% of our outstanding shares.

Our employee savings and stock ownership plans held 17,669,929 shares of our common stock (approximately 7.2% of the outstanding shares) for the benefit of employees at March 2, 2009.

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our shares. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2008.

For information regarding share ownership guidelines applicable to our directors and officers, please see “Corporate Governance — Board of Directors — Director Share Ownership Guidelines” and “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Guidelines.”

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Our Board of Directors currently consists of twelve directors who are elected at each annual meeting for terms expiring at the next annual meeting.

The board has determined that each of its non-officer nominees for election as a director is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance — Board of Directors — Director Independence.”

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following twelve individuals, all of whom currently are directors, for election as directors:

James G. Brocksmith Jr.

Richard A. Collato

Donald E. Felsinger

Wilford D. Godbold Jr.

William D. Jones

Richard G. Newman

William G. Ouchi

Carlos Ruiz

William C. Rusnack

William P. Rutledge

Lynn Schenk

Neal E. Schmale

The proxies and voting instructions solicited by the board will be voted for these twelve nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors.

We have not received notice of any additional candidates to be nominated for election as directors at the 2009 Annual Meeting and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under majority voting, a nominee must receive more votes “FOR” than “AGAINST” election to be elected as a director. In addition, the “FOR” votes must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy in the board may be filled by the remaining directors.

Information regarding each director nominee is set forth below. The year shown as election as a director is the year that the director was first elected as a director of Sempra Energy or a predecessor corporation. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH

OF ITS NOMINEES FOR ELECTION TO THE BOARD

James G. Brocksmith Jr., 68, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. He is a director of AAR Corp and Alberto-
Culver Co. He is a former director of Nationwide Financial Services.

Richard A. Collato, 65, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is currently a trustee of the YMCA Retirement Fund, and a director of the Corporate Directors Forum, Pepperball Technologies, Inc.,
Project Design Consultants and WD-40 Company.

Donald E. Felsinger, 61, has been a director since 2004. He is the Chairman of the Board and Chief Executive Officer of the company. From 1998 through 2004, he was Group President and Chief Executive Officer of Sempra Global. Prior to the merger that formed Sempra
Energy, he served as President and Chief Operating Officer of Enova Corporation, the parent company of San Diego Gas & Electric (SDG&E). Prior positions included President and Chief Executive Officer of SDG&E, Executive Vice President of Enova Corporation and Executive Vice President of SDG&E. He is also a director of Northrop Grumman Corporation. He is a member of the Conference Board, the Committee Encouraging Corporate Philanthropy and the USA/Mexico Chamber of Commerce.

Wilford D. Godbold Jr., 70, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director emeritus of The Wellness Community, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

William D. Jones, 53, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation and City Scene Management Company. From 1989 to 1993, he served as General Manager/
Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director of the Federal Reserve Bank of San Francisco, Southwest Water Company, certain funds under management by Capital Research and Management Company and the San Diego Padres baseball club. He is also a trustee of the Francis Parker School. He is a former director of The Price Real Estate Investment Trust and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Richard G. Newman, 74, has been a director since 2002. He is the Chairman of AECOM Technology Corporation. Mr. Newman is a director of Southwest Water Company and of 14 mutual funds under Capital Research and Management Company. He serves on the boards of directors of the YMCA of Metropolitan Los Angeles and Boy Scouts of America/Western Council and on the Board of Visitors for Pepperdine University’s George L. Graziado School of Business & Management.

William G. Ouchi, Ph.D., 65 has been a director since 1998. He is the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of AECOM Technology
Corporation and FirstFed Financial Corp. He is a director of The Alliance for College Ready Public Schools, the California Heart Center Foundation, the Japanese American National Museum and the Conrad N. Hilton Foundation.

Carlos Ruiz, 59, became a director in 2007. He is a partner of Proyectos Estrategicos Integrales, a Mexican developing and financing company that provides comprehensive financial advisory and investment banking services to the private and public sectors, mainly in energy, infrastructure, transportation and communications. He is also a director of Southern Copper Corporation (an integrated copper producer in Peru and Mexico), ASARCO LLC (an integrated copper producer in the United States) and Constructora y Perforadora Latina (a Mexican geothermal exploration and drilling company).

William C. Rusnack, 64, has been a director since 2001. He was the President and Chief Executive Officer and a director of Premcor, Inc. from 1998 to 2002. Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of
Flowserve and Peabody Energy. He is a member of the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

William P. Rutledge, 67, has been a director since 2001. He is the Chief Executive Officer of AquaNano Technologies, LLC. He was Chairman of Communications and Power Industries from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of
Allegheny Teledyne. He is also a director of AECOM Technology Corporation, Communications and Power Industries, and FirstFed Financial Corp. He is a Trustee emeritus of Lafayette College and a Trustee of St. John’s Hospital and Health Center Foundation, John Wayne Career Institute and the World Affairs Council of Los Angeles.

Lynn Schenk, 64, became a director in 2008. She is an attorney in private practice. She served as Chief of Staff to the Governor of California from 1999 to 2003. She served as a member of the U.S. House of Representatives representing California’s 49th District from 1993 to 1995 and as the California Secretary of Business, Transportation and Housing from 1980 to 1983. She is also a director of Biogen Idec, a trustee of The Scripps Research Institute, a director of the California High Speed Rail Authority and a member of the University of San Diego School of Law, Board of Visitors.

Neal E. Schmale, 62, has been a director since 2004. He is the President and Chief Operating Officer of the company. He is also a director of Murphy Oil Corporation and WD-40 Company.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2009. Representatives of Deloitte & Touche are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2008 and 2007.

	2008		2007

	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Financial Statements and Internal Control Audits, Subsidiary and Statutory Audits	$6,653,000		$8,910,000
SEC Filing and Related Services	228,000		59,000

Total Audit Fees	6,881,000	85%	8,969,000	83%

Audit-Related Fees
Employee Benefit Plan Audits	417,000		400,000
Accounting Consultation	298,000		1,130,000

Total Audit-Related Fees	715,000	9%	1,530,000	14%

Tax Fees
Tax Planning and Compliance	154,000		260,000
Other Tax Services	302,000		90,000

Total Tax Fees	456,000	5%	350,000	3%

All Other Fees	54,000	1%	—

Total Fees	$8,106,000		$10,849,000

The Audit Committee is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of our independent registered public accounting firm. The committee also pre-approves all audit and permissible non-audit services provided by Deloitte & Touche. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence.

The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

We are asking our shareholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2009. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the favorable vote of a majority of the votes cast, and the approving majority also must represent more than 25% of our outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 2

Proposal 3: Shareholder Proposal for an Advisory Vote on Executive Compensation

The following proposal has been submitted by a shareholder and is included in this proxy statement in accordance with the Securities and Exchange Commission’s Shareholder Proposal Rule. It is presented as submitted by the shareholder proponent, whose name and address will be provided promptly to any shareholder who orally or in writing requests that information from our Corporate Secretary.

This proposal will be voted upon at the Annual Meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, the proposal must receive the favorable vote of a majority of the votes cast on the proposal, and the approving majority must also represent more than 25% of our outstanding shares.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL

The Shareholder Proposal

3 - Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Statement of Chris Rossi

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. Shareholders filed close to 100 “Say on Pay” resolutions in 2008. Votes averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support.

To date eight companies agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

This proposal is particularly relevant to Sempra because Donald Felsinger, our CEO participated in three pension plans that totaled $16 million. Additionally Mr. Felsinger’s severance provisions provided for $47 million in the event of a change in control regardless of whether he keeps his job or not. Source: The Corporate Library www.thecorporatelibrary.com, an independent research firm.

A Los Angeles Times article was titled, “Sempra CEO’s pay in fine print: The firm’s disclosures on compensation lack clarity despite new rules to boost transparency,” March 16, 2007.

The Council of Institutional Investors endorsed Advisory Votes and a bill to allow annual Advisory Votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

The merits of this Shareholder Say on Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	Our directors had 13 seats on boards rated “D” by The Corporate Library:

William Ouchi	AECOM Technology (ACM)
William Rutledge	AECOM Technology (ACM)
Richard Newman	AECOM Technology (ACM)
William Ouchi	FirstFed Financial (FED)
William Rutledge	FirstFed Financial (FED)
William Jones	Southwest Water (SWWC)
Richard Newman	Southwest Water (SWWC)
James Brocksmith	AAR (AIR)
Carlos Sacristan	Southern Copper (PCU)
William Rutledge	CPI International (CPII)
William Rusnack	Flowserve (FLS)
William Rusnack	Peabody Energy (BTU)
Donald Felsinger	Northrop Grumman (NOC)

•	Our company is probably in the worst 10% of Fortune 500 companies for having the highest number of directors on D-rated boards.

•	We had no shareholder right to:

An independent Board Chairman.

An independent Lead Director.

Cumulative voting.

To act by written consent.

The above concerns shows there is need for improvement. I urge our board to respond positively to this proposal:

Shareholder Say on Executive Pay —

Yes on 3

The Board of Directors Position

The Board of Directors and its Compensation Committee appreciate the underlying goal of this proposal to provide shareholders with a mechanism to convey their views regarding executive compensation and related processes and disclosures. But they also believe that the advisory vote contemplated by the proposal would be a confusing vehicle for shareholders to express their views and that shareholders already have a number of more effective ways to communicate their views to the board, the committee and the company’s management. Accordingly, the board and the committee believe that the advisory vote contemplated by the proposal is unnecessary and could create confusion rather than clarity around compensation issues.

As summarized in the Compensation Discussion and Analysis appearing under “Executive Compensation” in this proxy statement, the board and its compensation committee have a sound and disciplined compensation review process. We seek to assure that our compensation and benefit programs are cost-effective and competitive, administered in accordance with good corporate governance practices and aligned with the best interests of shareholders.

We also have a responsibility to explain clearly our compensation process. Securities and Exchange Commission rules adopted in 2006 underscore that responsibility and significantly expanded proxy statement disclosures regarding executive compensation. We believe the greater transparency that these disclosures provide are a proper means of providing more specific information regarding executive compensation practices. We want our shareholders to understand our compensation process and to have confidence that it is designed and applied in a manner consistent with shareholder interests.

The proposal would not provide a mechanism for shareholders to express their specific views on compensation processes and policies. Instead it is limited to a simple “yes” or “no” advisory vote on named executive officer compensation and related disclosures. A negative vote would not provide clear guidance on the specific components of our executive compensation program or on the specific compensation decisions that were made.

Moreover, even with extensive executive compensation disclosures, shareholders are unlikely to be in a position to cast an informed vote on executive compensation. By their very nature, sound compensation decisions require a knowledge of executive performance, expertise regarding competitive conditions and compensation practices, and a familiarity with sensitive personnel and other confidential information unavailable to shareholders. Accordingly, the board and the committee do not believe it would be appropriate to place shareholders in a position to vote on executive compensation.

In addition, shareholders already have multiple mechanisms by which they can provide input regarding executive compensation and our compensation process. Direct communications are an effective means of expressing specific observations on compensation matters. Shareholders may express their views and have them considered through writing to the board, to the compensation committee, to individual directors or committee members, or to company management. For information regarding these communications and the address to which they should be sent, please see the discussion under “Corporate Governance — Shareholder Communications with the Board.”

Shareholders may also express their views at annual meetings of shareholders that are attended not only by management but also by directors. They also have the opportunity to vote on the approval of equity compensation plans and may express their views in electing directors who, in uncontested elections, must receive a majority of the votes cast to be elected.

The board and the compensation committee believe these existing mechanisms provide more appropriate and effective opportunities for communication both from and to shareholders than an advisory vote mechanism. These existing mechanisms permit shareholders to express their individual and collective views in a comprehensive and thoughtful manner that permits an appropriate company response.

Accordingly, in light of our continuing commitment to corporate governance, executive compensation transparency and direct communications with shareholders, the board and the compensation committee believe that the adoption of the shareholder proposal would not be in the best interests of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 3

Proposal 4: Shareholder Proposal for North Dakota Reincorporation

The following proposal has also been submitted by a shareholder and is included in this proxy statement in accordance with the Securities and Exchange Commission’s Shareholder Proposal Rule. It is presented as submitted by the shareholder proponent, whose name and address will be provided promptly to any shareholder who orally or in writing requests that information from our Corporate Secretary.

This proposal will be voted upon at the Annual Meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, the proposal must receive the favorable vote of a majority of the votes cast on the proposal, and the approving majority must also represent more than 25% of our outstanding shares.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL

The Shareholder Proposal

4 -Reincorporate in a Shareowner-Friendly State

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

Statement of Ray T. Chevedden

This proposal requests that the board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If Sempra were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our Company’s shares for at least two years.

•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	The board of directors could not be classified.

•	The ability of the board to adopt a poison pill would be limited.

•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The SEC recently refused to change its rules to give shareowners a right of access to management’s proxy statement. And the Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. And at the same time those rights would become available to us as shareowners in a North Dakota corporation, our Company would also shift to cumulative voting, “say on pay,” and other best practices in governance.

This proposal is consistent with the 2008 Sempra shareholder vote of 80% to eliminate all super-majority voting requirements in our charter and bylaws which was subsequently adopted.

Our Company needs to further improve its governance:

•	Our directors had 13 seats on boards rated “D” by the Corporate Library:

•	Our company is probably in the worst 10% of Fortune 500 companies for having the highest number of directors on D-rated boards.

•	Our directors still had a retirement plan – Independence concern.

•

Audit committee members Wilford Godbold, James Brocksmith and Lynn Schenk were designated “Accelerated Vesting” directors by the Corporate Library due to accelerating stock option vesting to avoid recognizing the related cost.

•	We had no shareholder right to an independent Board Chairman, an independent Lead Director, Cumulative Voting or to Act by Written Consent.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not require a vast infusion of capital or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.

The Board of Directors Position

Sempra Energy, together with its predecessor companies, have been headquartered and incorporated in California for over a century. The proponent seeks to have us incur the substantial expense and risks of reincorporating in North Dakota under a recently adopted and untested corporate law mandating a structure of corporate governance. We have already adopted a number of the governance principles that would be mandatory by reincorporation in North Dakota. And those that we have not adopted continue to remain available to us as a California corporation if it is concluded that they are in the best interests of shareholders. Accordingly, the Board of Directors and its Corporate Governance Committee believe that reincorporation is both unnecessary and unwise.

The corporate governance structure required by the North Dakota Publicly Traded Corporations Act is an inflexible structure that makes mandatory all of the governance principles that it embodies. Shareholders of corporations governed by the act do not have the ability to select those governance principles they believe to be in their best interests and reject others that are not. And there is no consensus among corporate governance experts that these principles are appropriate for all corporations. Indeed, the Board of Directors and its Corporate Governance Committee believe that some of them are not in the best interests of the company’s shareholders.

Moreover, reincorporation is not necessary to adopt those corporate governance principles that are in the best interests of shareholders. All of the principles of the North Dakota Publicly Traded Corporations Act noted by the proponent and many others that he does not note are available to us as a California corporation. Indeed, we have already adopted those that we and our shareholders have determined to be beneficial. For example:

•	We do not have a classified board – all of our directors are elected each year.

•	We elect our directors by majority voting in uncontested elections.

•	We do not have “supermajority” voting for actions requiring shareholder approval.
•	We do not have a “poison pill.”

•	Shareholders owning 10% or more of our shares can call special meetings of shareholders.

•	Our executive compensation program is strongly performance-based.

In addition to mandating an inflexible “one size fits all” structure for corporate governance, the North Dakota Publicly Traded Corporations Act has only been in effect since 2007 and there are very few publicly traded corporations that are incorporated in North Dakota. The absence of a sensible, coherent and substantial body of interpretation of North Dakota corporate law over a long period of time would significantly increase the risks associated with reincorporation.

Reincorporating in North Dakota would also require us to obtain approvals and consents not only from shareholders but also from governmental and regulatory agencies, lenders and other third parties having contracts with us. We believe the related costs and fees of obtaining these consents would be substantial.

Consequently, the Board of Directors and its Corporate Governance Committee have concluded that all of the perceived benefits that could be obtained from North Dakota reincorporation can also be obtained, without the costs and risks associated with reincorporation, by the company remaining a California corporation. They have also concluded that the inflexible corporate governance structure mandated by the North Dakota Publicly Traded Corporations Act would not be in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 4

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

What information is provided in this section?

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and how the Compensation Committee of the Sempra Energy Board of Directors determines executive pay. We describe each element of executive pay, including base salaries, short- and long-term incentives and executive benefits.

What is our Compensation Philosophy?

The Compensation Committee of our Board of Directors sets the company’s executive pay philosophy. It emphasizes:

•	Pay-for-performance

•	Performance-based incentives aligned with shareholders

•	Balance between short- and long-term incentives

•	More pay at risk at higher levels of responsibility

Our programs align pay with short- and long-term company performance. Given the uncertainty of today’s markets, we believe this is the best way to attract, motivate and retain key executive talent. Program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics

•	Aligning compensation with company performance and the interests of shareholders

•	Motivating executives to achieve superior performance

•	Strongly linking executive compensation to both annual and long- term corporate, business unit and individual performance

What this means is that our company’s performance is the key indicator of whether our programs are effective. We use net income as the primary measure of company performance in our annual incentive plans. In contrast, stock price appreciation and total return to shareholders are the key measures for long-term performance.

How has the company performed compared to general industry and our peers?

Despite the market downturn, Sempra’s 2008 performance measured by net income was strong.

Figure	1.
*	Represents $325 million in net income related to one-time asset sales.

Over the long-term, Total Shareholder Return continues to outpace the market. In spite of the current economic turmoil, our one-year performance exceeds the S&P 500.

Total Shareholder Return *	Sempra Energy	S&P 500 Utilities	S&P 500
Ten-Year Total Return	145%	31%	(13)%
Five-Year Total Return	61%	49%	(10)%
One-Year Total Return	(29)%	(29)%	(37)%

Table	1.
*	Total shareholder return is the percentage change in the market value of an investment at the end of the relevant investment period (assuming reinvestment of dividends) from its market value at the beginning of the period.

As shown in Figure 1, net income results have been consistently outstanding. And Table 1 shows the company’s total return to shareholders has equaled or exceeded the returns of both the S&P Utilities Index and the S&P 500 Index. Compensation for our executive officers reflects the company’s superior performance through performance-based incentive awards.

Compensation Committee Roles and Responsibilities

Overview

The Compensation Committee’s primary role is to determine all aspects of compensation for our executive officers. The committee has reviewed all components of pay for the Chief Executive Officer and other executive officers.

The committee holds four regularly scheduled meetings each year, with additional meetings scheduled when required. The committee’s chair approves the agenda prior to each meeting. Four directors currently sit on the committee. Each director is:

•	An independent director under independence standards established by the New York Stock Exchange

•	An outside director under Section 162(m) of the Internal Revenue Code

•	A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934

The committee:

•	Sets its meeting dates and agenda items annually

•	Considers standing agenda items and other topics at each meeting

•	Holds an executive session at each meeting without management

•	Recommends changes to its charter for approval by the board as needed

The most recent charter review was held in June 2008, at which time the committee made no changes. The charter is on our website at

www.sempra.com/aboutUs/gov_charterCompensation.htm.

Responsibilities of the Compensation Committee

The Compensation Committee’s major responsibilities include:

•

Analyzing executive compensation market data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs

•

Making recommendations to the board on annual incentive plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits and other programs and benefits that primarily cover executive officers

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and other executive officers

•

Leading the evaluation of CEO performance in light of these goals and objectives and, based on individual and company performance, competitive compensation information and other considerations, recommending CEO compensation for approval by the board

•	Tracking and understanding the total compensation of each executive officer and reviewing, at least once a year, tally sheets that summarize the major elements of compensation

•	Reviewing and recommending to the board new or amended broad-based, “qualified” benefit plans and programs

•	Reporting annually on succession planning to the board

•	Reviewing and approving the Compensation Discussion and Analysis included in the annual proxy statement

•	Analyzing long-term incentive plan overall dilution and current annual dilution rates

Key 2008 Deliberations

In addition to performing the responsibilities described above, in 2008 the Compensation Committee spent considerable time reviewing and amending compensation plans to ensure compliance with Internal Revenue Code Section 409A.

Tally Sheets for Committee and Board

The Compensation Committee uses tally sheets, along with information prepared annually for the proxy statement, to provide:

•	Information for analyzing and understanding the design, operation and effectiveness of our executive compensation programs

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards

•	Estimated pension benefits, life insurance benefits, and deferred compensation balances

•	Information on change-in-control scenarios

Tally sheets provide the committee with an understanding of the company’s total executive compensation and benefit program. However, the committee does not rely on tally sheets to establish specific pay levels, which are instead based primarily on external market data, and other considerations described elsewhere in this discussion.

In addition, board members began receiving a Compensation Program Summary in 2008. The summary provides an overview of the Company’s executive compensation philosophy, information on each executive compensation plan, and officer and employee demographic data.

The Compensation Committee’s Advisors

The Compensation Committee retains advisors to assist it on matters affecting executive compensation. It has the sole authority to select, compensate and terminate its external advisors.

Hewitt Associates, an internationally recognized compensation and benefits consulting firm, has served as the committee’s primary compensation consultant since

2001. A Hewitt representative attends all committee meetings. He met in executive session with the committee members several times during 2008.

Hewitt Associates supports the committee by:

•	Providing competitive data on compensation and relative performance of peer group companies

•	Recommending pay programs and salary increase budgets

•	Making presentations on regulatory and legislative matters affecting executive compensation

•	Providing opinions on the reasonableness of compensation

•	Consulting on other related matters as needed

The committee must pre-approve any work done by Hewitt for the company.

Our Chief Executive Officer attends the non-executive session of each committee meeting, as does our Senior Vice President of Human Resources. Our Human Resources Department assists the committee by preparing tally sheets and other compensation information and analyses for consideration by the committee. Both the committee and the Hewitt consultants receive all presentation materials well in advance of committee meetings.

Our Accounting, Finance and Law Departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance.

Management’s Role

Our Chief Executive Officer does not determine or approve any element or component of his own pay. Our other executive officers also do not determine or approve their own pay. This includes base salary, annual bonus, long-term incentives, or other aspects of compensation. Our CEO does not meet separately with the committee’s compensation consultants.

The Compensation Committee does seek our CEO’s views on the performance of our other executive officers and he makes pay recommendations for these officers. In addition, the committee frequently requests input from the CEO on what programs and goals he believes might be most appropriate given the strategic direction of the company.

Benchmarking

The Compensation Committee uses benchmarks as an element in determining 1) the compensation for various positions, and 2) the percentage of each component of total compensation. Benchmarking also helps the committee align pay levels, in total and by component, with the market.

During this benchmarking compensation process, the committee:

•

Reviews the labor market for our most senior executives using a broad cross-section of companies in various industries with data provided by Hewitt Associates. The data cover the 163 non-financial companies in the Fortune 500 that participate in Hewitt’s Total Compensation Database.

•

Reviews summary statistics and statistics adjusted for company size with the goal of managing total target pay opportunities to the median of this data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

•

Reviews pay and performance data in proxy statements and other public filings of a selected group of energy and utility companies (see Table 2) to provide an additional basis for assessing executive compensation and corporate performance.

•

Uses internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

This review gives us a better understanding of the effectiveness of our emphasis on “pay for performance” in relation to the performance of our peer group.

Companies Included in 2008 Review

AES Corporation	Centerpoint Energy

CMS Energy	Consolidated Edison

Dominion Resources	DTE Energy

Duke Energy	Edison International

Energy Future Holdings Corp.	Exelon

FPL Group	Nicor

NiSource	PG&E

Public Service Enterprises Group	Southern Company

Williams Companies

Table 2.

Compensation Components

The primary components of our compensation program are:

•	Base salaries

•	Performance-based annual bonuses

•	Long term equity-based incentive awards

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels vary substantially based upon the roles and responsibilities of individual officers. Thus, appropriately, the pay of our Chief Executive Officer is substantially higher than that of our other executive officers.

Pay Mix

How much weight we put on each of the primary components of our compensation program determines our “Pay Mix.”

Table 3 shows the percent of total pay at company target performance that comes from each major pay component. Our pay mix aligns with the interests of shareholders by providing a much greater portion of pay through performance-based annual and long-term incentives than base salary. This means that most pay is “at risk” and will go up or down with company performance.

Pay Components of Total Compensation	Base Salary	Annual Bonus at Target	Long-Term Incentives at Target

Donald E. Felsinger	15.1%	16.7%	68.2%
Neal E. Schmale	20.8%	16.7%	62.5%
Edwin A. Guiles	22.2%	15.6%	62.2%
Mark A. Snell	22.2%	15.6%	62.2%
Javade Chaudhri	26.7%	16.0%	57.3%

Table 3.

Actual pay mix may vary substantially from that shown in the table. This may occur as a result of corporate performance which greatly affects annual bonuses and the value of long-term incentives.

1.    Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

We set salaries for our executive officers at the median of those for the Fortune 500 companies. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds.

The Compensation Committee annually reviews base salaries for executive officers, and considers the following:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Reporting relationships • Company performance • Retention needs	• Experience • Complexity and importance of roles and responsibilities • Market characteristics • Succession planning • Internal equity

Base Salary Adjustments for 2008

In November 2007, Hewitt Associates presented its most current executive pay benchmarking data. Based on the Compensation Committee’s consideration of market data, and other factors described above, base salary adjustments were made on January 1, 2008.

The committee determined that our CEO’s salary remained below median market rates for chief executive officers. They believed that this did not properly reflect his performance. Consequently, the Board approved a base salary increase of 15%—from $1,000,000 to $1,150,000. Increases for the other executive officers named in the Summary Compensation Table ranged from 3.0% to 8.5%.

2.    Performance-Based Annual Bonuses

Incentive Compensation Pool

Executive officers may receive annual performance-based bonuses under our shareholder-approved Executive Incentive Plan. Under the terms of the plan, a compensation pool based on operating earnings is established for each year. The plan is designed to preserve the deductibility of the bonuses under Section 162(m) of the Internal Revenue Code while providing flexibility to the Compensation Committee in administering the plan.

Please see “Executive Compensation — Compensation Tables — Grants of Plan-Based Awards” for additional details regarding the plan.

Performance Guidelines and Bonus Payments

Each year the Compensation Committee establishes performance guidelines for bonus payments. These guidelines anticipate that the committee will apply downward “negative” discretion to reduce bonuses from maximum amounts permitted by the plan to the lower amounts contemplated by the guidelines.

Consistent with our pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase for performance above the threshold level. Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each executive officer’s base salary. Table 4 illustrates how these percentages vary with the individual officer’s position and attainment of goals.

In 2008, bonus opportunities were as follows:

Bonus Potential as a Percent of Base Salary	Threshold	Target	Maximum

Donald E. Felsinger	0%	110%	220%
Neal E. Schmale	0%	80%	160%
Edwin A. Guiles	0%	70%	140%
Mark A. Snell	0%	70%	140%
Javade Chaudhri	0%	60%	120%

Table 4.

These target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at Fortune 500 companies. Bonus payouts at our maximums approximate the 75th percentile of bonus payouts among peer companies.

Extraordinary corporate or individual performance may result in the payment of bonuses above the guidelines but not to exceed plan maximums.

Performance Goals for Annual Bonuses

For 2008, the committee selected net income for the measurement of annual corporate performance. It believes this measure provides an accurate and comprehensive picture of annual company performance that plan participants, shareholders, analysts and other parties clearly understand. Table 5 shows the net income criteria for 2008 bonuses:

2008 Net Income for Bonus Purposes (dollars in millions)	Threshold	Target	Maximum

	$585	$650	$715

Table 5.

The committee set 2008 bonus guidelines, with the target of $650 million, based on anticipated business unit earnings. The 2008 net income guidelines exclude earnings from Sempra Commodities and the RBS Sempra Commodities joint venture. This was due to the uncertainty in predicting the closing date of the sale of our commodities trading business to a joint venture with The Royal Bank of Scotland and the difficulty in predicting the company’s share of the joint venture’s 2008 earnings.

Consistent with the approach taken in prior years, the committee also determined that any one-time extraordinary gains or losses related to the 2001-2002 California energy crisis would be excluded. In setting the target at the beginning of the year, the committee did not anticipate any gains or losses for the potential sale or write-down of assets. It concluded that only 10% of the value of any such actual gains or losses would be included in the calculation of net income for bonus purposes. This is because the committee believes that the impact of asset sales or write-downs should largely be measured through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

The guidelines also exclude the positive or negative impact of major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.

2008 Performance-Based Annual Bonus Payments

Earnings for 2008 bonus purposes were $741 million, exceeding the amount required for maximum bonuses under the committee’s guidelines. Based on this performance and its consideration of the contributions of each executive officer, the Compensation Committee approved the payment of the annual bonuses shown in Table 6:

Bonuses Paid for 2008 Performance	Base Salary at Year-End 2008	x	Bonus Percentage	=	Bonus*

Donald E. Felsinger	$1,150,000		220%		$2,530,000
Neal E. Schmale	$809,800		160%		$1,295,700
Edwin A. Guiles	$645,200		140%		$903,300
Mark A. Snell	$575,400		140%		$805,600
Javade Chaudhri	$502,400		120%		$602,900

Table 6.

*	Amounts rounded up to nearest $100.

3.    Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each executive officer’s compensation package. (See Table 3 for these percentages.)

What type of equity is granted?

In 2008, the grant date fair value of long-term incentive plan awards was 80% in performance-based restricted stock units (performance-based RSUs) and 20% in non-qualified stock options.

Why is this mix of equity used?

The Compensation Committee approved this mix after considering many variables. These included alignment with shareholder interests, plan expense, share usage and market trends.

The committee believes that the combination of stock options and performance-based restricted stock units appropriately rewards both absolute stock price growth and stock price growth relative to the company’s industry peers. This creates a strong link between executive pay and shareholder returns over a multi-year performance period.

What is the grant date fair value of equity?

The estimated grant date fair values of our awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future stock price performance. These amounts will not necessarily track with the grant date value targets.

Table 7 illustrates the estimated grant date fair value of 2008 awards as a percentage of base salary. These percentages are unchanged from last year except for an increase to Mr. Felsinger’s percentage. Based on his performance and data showing that his compensation was below market, the Compensation Committee recommended and the Board approved raising his percentage from 370% to 450%.

Estimated Grant Date Values for 2008 as a % of Base Salary	Percent of Value in				Total 100%
	Performance- Based RSUs 80%	+	Stock Options 20%	=

Donald E. Felsinger	360%		90%		450%
Neal E. Schmale	240%		60%		300%
Edwin A. Guiles	224%		56%		280%
Mark A. Snell	224%		56%		280%
Javade Chaudhri	172%		43%		215%

Table 7.

Why Performance-Based Restricted Stock Units?

Stock options are an important component of shareholder-aligned executive compensation; however, the Compensation Committee sought a more direct link to performance in comparison to indexes and peers. To achieve this result, the committee uses performance-based restricted stock units as the major component of our equity grants. An additional advantage of performance-based restricted stock units is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This results in lower dilution.

Performance Goals for Restricted Stock Units

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on the company’s four-year cumulative total shareholder return compared to the S&P 500 Utilities Index as shown in Table 8. The plan pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Ranking versus S&P 500 Utilities Index *	Number of Sempra Energy Common Shares Received for Each Restricted Stock Unit

75th Percentile or Above	1.5
50th Percentile	1.0
35th Percentile or Below	0.0

Table 8.

*	If the company ranks at or above the 50th percentile compared to the S&P 500 Index, participants will receive a minimum of 1.0 shares.

Results for Four-Year Performance Period Ending December 31, 2008

Our relative total shareholder return from 2005 to 2008 met the 66th percentile of the S&P 500 Utilities Index. As a result, 100% of the performance-based restricted stock for the 2005-2008 Long-Term Incentive Plan cycle was released to plan participants after the committee certified performance results.

Why Stock Options?

While playing a lesser role in our current pay program, stock options remain an appropriate and highly motivating vehicle for delivering long-term incentives. Our stock options become exercisable in equal annual installments over a four-year period.

Options provide a direct link with shareholder interests, as they have no compensation value unless our stock price increases above the grant date price.

Equity Award Practices

The following equity award practices have been in place for many years:

•	Awards are granted under a shareholder-approved plan

•	All grants of stock options are made at 100% of fair market value

•	Fair market value is defined as the closing price of our common stock on the date of grant

•	We do not backdate grants of awards

•	We do not coordinate the grant of awards with the release of material information to result in favorable pricing

•	Grants are not repriced

•	The Compensation Committee authorizes the grant of equity-based incentive awards on the first trading day of the upcoming new year

In making the grants, the committee:

•	Specifies a dollar value (based on a percentage of base salary) and other terms for each executive officer’s award

•	Allocates the dollar value between restricted stock units and stock options

•	Bases the number of shares underlying the awards granted each year on a dollar value, as opposed to a fixed number of shares

This approach allows maintenance of the pay mix described previously.

On the January grant date:

•	We calculate the precise number of shares to be granted to each executive officer for each type of award

•	We apply Black-Scholes and Monte Carlo valuation models previously authorized by the committee and using the closing price for shares of our common stock on that date

•	The closing price on that date establishes the exercise price for stock options

Equity awards also may be granted upon the hiring or promotion of executive officers with the approval of the committee.

Benefit Plans

Our executive officers also participate in other benefit programs including: 1) Health, Life Insurance and Disability Plans; 2) Retirement Plans; 3) Savings and Deferred Compensation Plans; and 4) Other Benefit Programs.

1.    Health, Life Insurance and Disability Plans

Our executive officers participate in life, disability, medical and dental insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

In addition to the basic group plans, our executive officers participate in the following:

•	A Medical Insurance Plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents

•	A Life Insurance Plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees)

•

A Long-Term Disability Plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic Long-Term Disability Plan

2.    Retirement Plans

Our executive officers participate in our Cash Balance and Cash Balance Restoration Pension Plans and a Supplemental Executive Retirement Plan.

The Cash Balance Plan is a tax-qualified pension plan available to most company employees. Our executive officers also participate with numerous other employees in a Cash Balance Restoration Plan. This plan restores the benefits that would have been payable under the Cash Balance Plan but for Internal Revenue Code limitations on tax-qualified plans.

Our Supplemental Executive Retirement Plan provides executive officers with retirement benefits based on the executive’s final average pay,1 years of service, and age at retirement. SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan and Cash Balance Restoration Plan. Benefits under these plans use the same interest rates for calculating lump sums as used in the broad-based employee plans.

Each plan uses only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

We believe that retirement, savings and deferred compensation plans, in general, and the SERP in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

3.    Savings and Deferred Compensation Plans

Our executive officers, together with most other company employees, also participate in a broad-based, tax-qualified 401(k) Savings Plan.

[1]	Final average pay is the average of the two highest years of base salary and average of the three highest annual bonuses prior to retirement.

Employees may contribute a portion of their pay to the plan for investment on a tax-deferred basis. The company matches one-half of the first 6% of the employee’s contributions. We then make an additional company contribution of up to 1% of base pay if we meet or exceed annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans. We restore these benefits through a deferred compensation plan. All employee contributions, matching company contributions, and investment earnings in these plans vest immediately.

Our executive officers also may defer up to 100% of their base salary and bonus under a Deferred Compensation Plan. Executives can direct these deferrals into:

•	Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account, and

•	A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

4.    Other Benefit Programs

We provide certain other typical benefits to our executive officers. The Compensation Committee reviews the level and types of these benefits each year. The committee believes that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. Our Chief Executive Officer has an executive security specialist for personal and business driving in the context of an overall security plan.

Severance Pay and Change in Control Arrangements

Why does the company provide severance agreements?

Our executive officers have severance pay agreements that include change in control features. The agreements were updated in 2008 to ensure compliance with Section 409A of the Internal Revenue Code.

Severance arrangements are a prevalent market practice. The Compensation Committee believes that they are effective in attracting executives who are leaving an existing employer, mitigating legal issues upon a separation of employment and retaining talent during uncertain times. By mitigating the effects of potential job loss, our severance agreements reinforce management continuity, objectivity and focus on shareholder value, particularly in actual or potential change in control situations.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when the company terminates an executive’s employment other than for cause, death or disability or when the executive terminates for “good reason.” A termination for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

To the extent that our executive officers would incur excise taxes in connection with severance payments, their severance agreements provide that they will be made whole for these taxes. These are taxes above and beyond regular income taxes.

Under our shareholder-approved long-term incentive plan, upon a change in control of the company, all stock options vest and become immediately exercisable. All performance and time restrictions lift for outstanding restricted stock and restricted stock unit grants.

Acceleration of equity awards is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly created company and management team.

Evaluating and Compensating the CEO

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer. These goals and objectives are based primarily upon objective criteria, including business performance; accomplishment of strategic and financial objectives; development of management; and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value.

How does the board evaluate the CEO’s performance?

All independent directors provide input for the CEO’s performance evaluation. The committee leads the process and reports the consolidated results back to the independent directors. The chair of the committee discusses the board’s evaluation with the CEO. Based upon this evaluation and subject to ratification by the board acting solely through the independent directors, the committee determines the CEO’s compensation level. This includes base salary and awards under annual and long-term incentive plans.

In determining the long-term component of our CEO’s compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards granted in past years.

What were the CEO’s 2008 goals?

Our CEO, Donald E. Felsinger, met or exceeded his 2008 objectives, which included:

•	Meeting or exceeding the 2008 earnings target approved by the board

•	Advancing the strategic direction of the business

•	Closing the joint venture of our commodities business and repurchasing $1 billion of our common stock

•	Developing talent for top level succession

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for each of certain executive officers.

The Compensation Committee believes that tax deductibility is one important factor in evaluating a compensation program. Consequently, we generally design and administer our performance-based incentive plans to maintain tax deductibility. This includes obtaining shareholder approval of the plans. However, providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances and in the best interests of our shareholders. Accordingly, the committee may continue to exercise discretion to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are efficient and in full compliance with these requirements.

Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for officers to further strengthen the link between company executive and shareholder interests.

The guidelines set minimum levels of share ownership that our officers are encouraged to achieve and maintain. For officers, the guidelines are:

Executive Level	Share Ownership Guidelines
Chief Executive Officer	4x base salary
President	3x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Other Vice Presidents	1x base salary

Table 9.

For purposes of the guidelines, we include shares owned directly or through benefit plans. We also count deferred compensation that executives invest in phantom shares of our common stock and the vested portion of certain in-the-money stock options.

We expect officers to meet these guidelines within five years of hire or any officer level promotion. All officers are in compliance with the guidelines.

The company also prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of the company.

Conclusion

We have structured our executive compensation programs to provide competitive pay opportunities (levels found in the marketplace), and to reward outstanding individual and corporate performance.

For 2008, our executive officers’ total direct compensation (base salaries, bonuses paid and the grant-date value of long-term incentives) generally fell within the third quartile (between the 50th percentile and the 75th percentile) of the Fortune 500 market data with the exception of Mr. Felsinger, whose pay was below the median of his peers. As a result of 2008 pay adjustments, which occurred in January of 2008, we expect Mr. Felsinger’s pay to more closely approximate the median of the market.

Our salaries are competitive and our performance-based compensation is strongly aligned with the interests of our shareholders. We will continue to monitor our pay programs for alignment with performance, shareholder interests and competitive labor markets. We will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

William C. Rusnack, Chair

Richard A. Collato

William G. Ouchi

William P. Rutledge

February 19, 2009

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize for the last three years the compensation of our executive officers for whom compensation information is required to be provided in this proxy statement.

Summary Compensation Table	Year	Salary	Stock Awards (A)	Option Awards (A)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (B)	All Other Compen- sation (C)	Total
			Amount expensed for restricted stock and restricted stock units	Amount expensed for stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Donald E. Felsinger	2008	$1,143,957	$5,046,167	$1,240,118	$2,530,000	$1,851,184	$167,760	$11,979,186
Chairman and	2007	$1,001,652	$4,701,629	$1,487,186	$2,014,300	$4,641,243	$306,170	$14,152,180
Chief Executive Officer	2006	$943,320	$5,890,427	$1,137,034	$1,900,000	$1,900,859	$405,540	$12,177,180
Neal E. Schmale	2008	$808,812	$3,056,486	$547,523	$1,295,700	$1,385,636	$111,330	$7,205,487
President and	2007	$781,376	$4,783,519	$671,589	$1,258,400	$2,765,418	$119,096	$10,379,398
Chief Operating Officer	2006	$745,039	$5,169,640	$681,902	$1,200,000	$1,634,609	$342,631	$9,773,821
Edwin A. Guiles (D)	2008	$644,413	$1,952,400	$410,959	$903,300	$1,487,437	$107,047	$5,505,556
Executive Vice President	2007	$621,534	$2,453,679	$517,845	$877,300	$611,507	$131,617	$5,213,482
Corporate Development	2006	$594,669	$2,953,751	$564,115	$833,700	$1,414	$235,354	$5,183,003
Mark A. Snell	2008	$573,519	$1,263,486	$274,163	$805,600	$761,219	$82,461	$3,760,448
Executive Vice President and	2007	$524,879	$1,138,630	$215,821	$743,300	$553,749	$86,486	$3,262,865
Chief Financial Officer	2006	$473,815	$964,669	$176,028	$665,000	$388,748	$123,040	$2,791,300
Javade Chaudhri	2008	$501,787	$2,167,520	$561,865	$602,900	$609,468	$79,697	$4,523,237
Executive Vice President	2007	$482,954	$1,024,840	$171,269	$585,600	$613,646	$123,657	$3,001,966
and General Counsel	2006	$460,259	$783,204	$148,879	$703,100	$413,540	$172,819	$2,681,801

(A)	Amounts recognized as compensation expense for the year in respect of outstanding awards, including those granted in prior years, calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 10 of Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

A Monte Carlo pricing model is used to calculate the fair value of performance-based restricted stock and restricted stock units and a modified Black-Scholes pricing model is used to calculate the fair value of service-based stock options. The principle assumptions used in determining fair values are described in Note 10 of Notes to Consolidated Financial Statements in our Annual Report to Shareholders. For awards granted after 2005, fair value is recognized as compensation expense over the shorter of the four-year vesting period or the period to the executive’s retirement eligibility date, with awards made to retirement eligible executives fully expensed in the year in which they are granted. Fair value for awards granted before 2006 is calculated as of January 1, 2006 and compensation expense is recognized over the vesting period. Fair value for the sole service-based restricted stock award (a 2004 award to Mr. Schmale) is recognized over the vesting period.

The following tables set forth our 2008 compensation expense for restricted stock, restricted stock units and stock options granted in 2008 and prior years.

2008 Restricted Stock and Restricted Stock Unit Expense	Year of Award
	2008	2007	2006	2005	2004	Total
Donald E. Felsinger	$4,144,905	$—	$—	$901,262	$—	$5,046,167
Neal E. Schmale	$1,945,568	$—	$—	$545,396	$565,522	$3,056,486
Edwin A. Guiles	$1,448,602	$—	$—	$503,798	$—	$1,952,400
Mark A. Snell	$322,499	$287,808	$263,083	$390,096	$—	$1,263,486
Javade Chaudhri	$867,047	$608,197	$392,771	$299,505	$—	$2,167,520

2008 Stock Option Expense	Year of Award
	2008	2007	2006	2005	2004	Total
Donald E. Felsinger	$1,120,353	$—	$—	$115,291	$4,474	$1,240,118
Neal E. Schmale	$525,829	$—	$—	$21,694	$—	$547,523
Edwin A. Guiles	$390,937	$—	$—	$20,022	$—	$410,959
Mark A. Snell	$87,118	$94,458	$77,077	$15,510	$—	$274,163
Javade Chaudhri	$234,812	$200,334	$114,807	$11,912	$—	$561,865

For additional information regarding stock awards and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(B)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under defined benefit and other pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2008 amounts are:

2008 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Donald E. Felsinger	$1,717,862	$133,322	$1,851,184
Neal E. Schmale	$1,254,958	$130,678	$1,385,636
Edwin A. Guiles	$1,459,832	$27,605	$1,487,437
Mark A. Snell	$757,939	$3,280	$761,219
Javade Chaudhri	$604,612	$4,856	$609,468

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Non-Qualified Deferred Compensation.”

(C) All Other Compensation amounts for 2008 are:

2008 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Donald E. Felsinger	$104,764	$43,293	$19,703	$167,760
Neal E. Schmale	$69,830	$11,500	$30,000	$111,330
Edwin A. Guiles	$51,867	$45,180	$10,000	$107,047
Mark A. Snell	$44,754	$17,707	$20,000	$82,461
Javade Chaudhri	$37,451	$18,496	$23,750	$79,697

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; the incremental cost to us (mileage at Internal Revenue Service reimbursement rates and the hourly rate of drivers) of commuting and other personal use of company cars and drivers. They do not include parking at company offices and the occasional personal use by executive officers of company property or services (including club memberships and tickets for sporting and entertainment events which at the time of personal use would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

(D)	Mr. Guiles retired on March 1, 2009.

Grants of Plan-Based Awards

Our executive officers participate in shareholder-approved incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under our Executive Incentive Plan. Longer-term incentives, typically performance-based restricted stock and restricted stock units and service-based stock options, are provided under our Long Term Incentive Plan.

We summarize below our 2008 grants of plan-based awards for our executive officers named in the Summary Compensation Table.

2008 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
									Number of Shares	Exercise Price Per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Donald E. Felsinger
Stock Options	1/02/08	12/03/07							89,700	$61.41	$1,120,353
Restricted Stock Units	1/02/08	12/03/07				—	78,400	117,600			$4,144,905
Annual Bonus			$—	$1,265,000	$2,530,000
Neal E. Schmale
Stock Options	1/02/08	12/03/07							42,100	$61.41	$525,829
Restricted Stock Units	1/02/08	12/03/07				—	36,800	55,200			$1,945,568
Annual Bonus			$—	$647,900	$1,295,700
Edwin A. Guiles
Stock Options	1/02/08	12/03/07							31,300	$61.41	$390,937
Restricted Stock Units	1/02/08	12/03/07				—	27,400	41,100			$1,488,602
Annual Bonus			$—	$451,700	$903,300
Mark A. Snell
Stock Options	1/02/08	12/03/07							27,900	$61.41	$348,472
Restricted Stock Units	1/02/08	12/03/07				—	24,400	36,600			$1,289,996
Annual Bonus			$—	$402,800	$805,600
Javade Chaudhri
Stock Options	1/02/08	12/03/07							18,800	$61.41	$234,812
Restricted Stock Units	1/02/08	12/03/07				—	16,400	24,600			$867,047
Annual Bonus			$—	$301,500	$602,900

(A)	Grant and authorization dates applicable to equity incentive and option awards, which consist of performance-based restricted stock units and service-based stock options. The Compensation Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock units and service-based stock options. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of our common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Awards also may be granted upon the hiring or promotion of executive officers.

(B)	Non-equity incentive plan awards consist of annual bonuses payable under our Executive Incentive Plan from a performance pool equal to 1.5% of operating income for the year with maximum bonuses not to exceed 30% of the performance pool for the Chief Executive Officer and 17.5% of the performance pool for each other plan participant. Amounts reported in the table represent estimates at the beginning of 2008 of bonuses expected to be paid under earnings performance guidelines established by the Compensation Committee. These guidelines anticipate that the committee will apply downward discretion as permitted by the plan to reduce bonuses paid from plan maximums to the lower amounts contemplated by the guidelines. Extraordinary corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines to the extent the amounts paid are consistent with performance pool limitations.

Bonus guidelines for 2008 were based on earnings excluding (i) any one-time extraordinary gains or losses related to the California energy crisis, (ii) 90% of gains or losses related to asset sales and impairments and (iii) earnings from RBS Sempra Commodities, with no bonuses payable for earnings of less than $585 million and maximum bonuses payable for earnings of $715 million. Bonuses for targeted earnings performance of $650 million were set at levels ranging from 110% of base salary for the Chairman and Chief Executive Officer to 60% of base salary for the Executive Vice President and General Counsel, with maximum bonuses ranging from 220% to 120% of base salary, respectively. Earnings for the year for bonus purposes were $741 million. Accordingly, in February 2009, the Compensation Committee authorized the payment of bonuses to the executive officers at the maximum amounts estimated at the beginning of 2008. These bonuses are reported in the Summary Compensation Table as non-equity incentive plan compensation earned in 2008.

(C)	Equity incentive plan awards consist of performance-based restricted stock units — the right to receive shares of our common stock subject to the satisfaction of long-term performance criteria. During the performance period, dividends that would have been paid on the shares covered by the award are deemed reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or retirement after attaining age 55, the award is forfeited subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. We typically permit each holder of restricted stock units the opportunity to sell to us (at the market price of our shares at the end of the performance period) a sufficient number of vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

Shares subject to restricted stock units granted in 2008 will vest or be forfeited at the beginning of 2012 based upon our total return to shareholders. The target number of shares will vest if we have achieved a cumulative total return to shareholders for a four-year performance period that places us among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150% of the target number) for performance at or above the 75th percentile of that index. If our performance does not place us among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

(D)	All stock options are service-based options to purchase shares of our common stock granted under our Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of our common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement.

(E)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 10 of Notes to Consolidated Financial Statements in our Annual Report to Shareholders, but disregarding estimates of forfeitures related to service-based vesting conditions. They do not necessarily correspond to the expense amounts shown in the Summary Compensation Table, which reflect for each year that portion of grant date fair value recognized as compensation expense for awards granted in that year and in prior years.

Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2008 for our executive officers named in the Summary Compensation Table. These grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End							Stock Awards
		Option Awards (Service-Based Stock Options) (A)					Service-Based Restricted Stock			Performance-Based Restricted Stock and Restricted Stock Units (B)
		Number of Shares Underlying Unexercised Options					Number of Unvested Shares (C)		Market Value of Unvested Shares	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexer- cisable	Exercise Price		Expiration Date
Donald E. Felsinger	01/02/08	—	89,700	$61.41		01/01/18	—		—	80,724	$3,441,269
	01/03/07	17,275	51,825	$56.77		01/02/17	—		—	84,377	3,597,004
	01/03/06	37,750	37,750	$46.14		01/02/16	—		—	123,720	5,274,173
	12/06/05	45,750	15,250	$44.64		12/05/15	—		—	24,267	1,034,519
	01/03/05	42,975	14,325	$36.30		01/02/15	—		—	—	—
	06/08/04	22,400	—	$33.89		06/07/14	—		—	—	—
	01/02/04	75,800	—	$30.20		01/01/14	—		—	—	—
	01/02/03	101,800	—	$24.37		01/01/13	—		—	—	—
	01/02/02	344,400	—	$24.77		01/01/12	—		—	—	—
	03/06/01	80,000	—	$22.65		03/05/11	—		—	—	—
	01/02/01	277,900	—	$22.50		01/01/11	—		—	—	—

		1,046,050	208,850	$31.75	(D)					313,088	$13,346,965

Neal E. Schmale	01/02/08	—	42,100	$61.41		01/01/18	—		—	37,891	$1,615,289
	01/03/07	10,900	32,700	$56.77		01/02/17	—		—	53,274	2,271,085
	01/03/06	24,150	24,150	$46.14		01/02/16	—		—	64,713	2,758,728
	01/03/05	32,100	10,700	$36.30		01/02/15	—		—	—	—
	06/08/04	—	—	—		—	56,475	(E)	$2,407,529	—	—
	01/02/04	46,600	—	$30.20		01/01/14	—		—	—	—
	01/02/03	62,000	—	$24.37		01/01/13	—		—	—	—
	01/02/02	205,900	—	$24.77		01/01/12	—		—	—	—
	01/02/01	43,000	—	$22.50		01/01/11			—	—	—

		424,650	109,650	$33.37	(D)		56,475	(E)	$2,407,529	155,878	$6,645,102

Edwin A. Guiles	01/02/08	—	31,300	$61.41		01/01/18	—		—	28,212	$1,202,688
	01/03/07	8,075	24,225	$56.77		01/02/17	—		—	39,509	1,684,276
	01/03/06	17,900	17,900	$46.14		01/02/16	—		—	47,916	2,042,652
	01/03/05	29,625	9,875	$36.30		01/02/15	—		—	—	—
	01/02/04	64,000	—	$30.20		01/01/14	—		—	—	—
	01/02/03	86,000	—	$24.37		01/01/13	—		—	—	—
	01/02/02	290,800	—	$24.77		01/01/12	—		—	—	—

		496,400	83,300	$31.18	(D)					115,637	$4,929,616

Mark A. Snell	01/02/08	—	27,900	$61.41		01/01/18	—		—	25,123	$1,071,007
	01/03/07	6,825	20,475	$56.77		01/02/17	—		—	33,415	1,424,467
	01/03/06	14,300	14,300	$46.14		01/02/16	—		—	38,225	1,629,531
	01/03/05	22,950	7,650	$36.30		01/02/15	—		—	—	—
	01/02/04	21,500	—	$30.20		01/01/14	—		—	—	—
	01/02/03	28,800	—	$24.37		01/01/13	—		—	—	—

		94,375	70,325	$42.77	(D)					96,763	$4,125,005

Javade Chaudhri	01/02/08	—	18,800	$61.41		01/01/18	—		—	16,886	$719,857
	01/03/07	4,825	14,475	$56.77		01/02/17	—		—	23,537	1,003,398
	01/03/06	10,650	10,650	$46.14		01/02/16	—		—	28,534	1,216,411
	01/03/05	11,750	5,875	$36.30		01/02/15	—		—	—	—
	01/02/04	8,875	—	$30.20		01/01/14	—		—	—	—

		36,100	49,800	$48.20	(D)					68,957	$2,939,666

(A)

Stock options become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock and restricted stock units (rights to receive shares of our common stock) that will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon our total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited to the company.

We have reported the number of shares subject to the awards that would vest and their market value at December 31, 2008 based upon performance during the portion of the applicable performance period ended at that date. The number of shares that ultimately vest will depend upon the satisfaction of performance measures and may be fewer or greater than the number reported in the table.

(C)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $27.20 and $54.55 for Mr. Felsinger; $27.99 and $54.21 for Mr. Schmale; $27.38 and $53.80 for Mr. Guiles; $34.24 and $54.22 for Mr. Snell; and $40.44 and $53.83 for Mr. Chaudhri.

(E)	These shares (together with reinvested dividends) will vest in 2010 subject only to Mr. Schmale’s continued employment at the vesting date and to earlier vesting upon a change in control of the company or various other events specified in the grant or Mr. Schmale’s severance pay agreement.

Option Exercises and Stock Vested

We summarize below the stock options that were exercised and restricted stock that vested during 2008 for our executive officers named in the Summary Compensation Table.

2008 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)
Donald E. Felsinger	—	$—	107,747	$4,872,168
Neal E. Schmale	50,000	$1,624,695	119,307	$6,130,339
Edwin A. Guiles	—	$—	59,794	$2,531,084
Mark A. Snell	—	$—	46,299	$1,959,848
Javade Chaudhri	—	$—	35,547	$1,504,718

(A)	Difference between the market value of option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the vesting date.

Pension Benefits

Our Supplemental Executive Retirement Plan provides our executive officers with retirement benefits based upon final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement. Benefits begin to vest after five years of service and attainment of age 55 with full vesting when age plus years of service total 70 or the executive attains age 60.

Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under our Cash Balance and Cash Balance Restoration Plans in which our executives also participate. Our Cash Balance Plan is a broad-based tax-qualified retirement plan supplemented by a Cash Balance Restoration Plan that restores benefits lost due to Internal Revenue Service limitations on pay and benefits under tax-qualified pension plans. Under the Cash Balance and Cash Balance Restoration Plans, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit in monthly payments over a fixed term, for the life of the retiree, or the life of the retiree and the retiree’s spouse.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2008 for our executive officers named in the Summary Compensation Table.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Donald E. Felsinger	Cash Balance Plan		$1,308,882
	Cash Balance Restoration Plan	37	7,819,876
	Supplemental Executive Retirement Plan		13,626,777

	Total		$22,755,535	(B)

Neal E. Schmale	Cash Balance Plan		$371,120
	Cash Balance Restoration Plan	11	2,368,679
	Supplemental Executive Retirement Plan		7,725,277

	Total		$10,465,076	(B)

Edwin A. Guiles	Cash Balance Plan		$1,096,136
	Cash Balance Restoration Plan	37	4,867,593
	Supplemental Executive Retirement Plan		5,888,949

	Total		$11,852,678	(B)

Mark A. Snell	Cash Balance Plan		$106,456
	Cash Balance Restoration Plan	8	309,504
	Supplemental Executive Retirement Plan		2,355,545

	Total		$2,771,505	(C)

Javade Chaudhri	Cash Balance Plan		$91,803
	Cash Balance Restoration Plan	5	276,412
	Supplemental Executive Retirement Plan		1,783,278

	Total		$2,151,493	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance and Cash Balance Restoration Plans are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Cash Balance Restoration Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan, and the amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit (based on a 50% joint and survivor annuity) over that provided by both the Cash Balance Plan and the Cash Balance Restoration Plan.

(B)	Messrs. Felsinger, Schmale, Guiles and Chaudhri, who at year-end were ages 61, 62, 59 and 56, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2008 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $24,268,077 for Mr. Felsinger; $10,497,738 for Mr. Schmale; $14,812,620 for Mr. Guiles and $1,854,168 for Mr. Chaudhri.

(C)	Mr. Snell, who at year-end was age 52, is vested in benefits under the Cash Balance and Cash Balance Restoration Plans but not under the Supplemental Executive Retirement Plan. Had his employment terminated at December 31, 2008, Mr. Snell would have received benefits of $531,426.

Nonqualified Deferred Compensation

Our nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (7.25% for 2008) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate.

We summarize below information regarding the participation in our nonqualified deferred compensation plans by our executive officers named in the Summary Compensation Table.

2008 Nonqualified Deferred Compensation	Executive Contributions in 2008 (A)	Company Contributions in 2008 (B)	Aggregate Earnings in 2008 (C)	Aggregate Balance at 12/31/08 (D)
Donald E. Felsinger	$189,495	$95,614	$(722,693)	$15,730,112
Neal E. Schmale	$48,529	$60,680	$113,929	$10,161,854
Edwin A. Guiles	$894,065	$42,717	$(895,495)	$4,491,339
Mark A. Snell	$34,411	$35,604	$(72,176)	$457,332
Javade Chaudhri	$30,107	$28,301	$(9,188)	$439,201

(A)	Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2008 that are also included as 2008 salary and bonus compensation reported in the Summary Compensation Table total $68,637 for Mr. Felsinger; $48,529 for Mr. Schmale; $38,665 for Mr. Guiles; $34,411 for Mr. Snell; and $30,107 for Mr. Chaudhri.

(B)	Company contributions are identical to the amounts that the executive would have received under our tax-qualified 401(k) Savings Plan but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, losses for 2008 were $856,015 for Mr. Felsinger; $16,749 for Mr. Schmale; $923,100 for Mr. Guiles; $75,456 for Mr. Snell; and $14,044 for Mr. Chaudhri. These net losses are not reported in the Summary Compensation Table.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2008 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $4,903,464 for Mr. Schmale; $396,082 for Mr. Snell; and $402,875 for Mr. Chaudhri. They are estimated to be no less than $9,117,879 for Mr. Felsinger and $3,286,450 for Mr. Guiles.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table other than Mr. Guiles who voluntarily relinquished his agreement during 2008 following his announcement that he would retire in March 2009. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability or the executive were to do so for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment were to occur within two years of a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Our stock option, restricted stock, and restricted stock unit agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control of the company, whether or not accompanied or followed by a termination of the executive’s employment.

Below we summarize the benefits each of our executive officers named in the Summary Compensation Table (other than Mr. Guiles) would have been entitled to receive had we terminated his employment (other than for cause, death or disability) at December 31, 2008 or had the executive done so for good reason, and the benefits each executive would have been entitled to receive had the termination occurred within two years following a change in control of the company. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits would not be subject to excise taxes for which the executive would be entitled to reimbursement. We also show the benefits that each executive (including Mr. Guiles) would have been entitled to receive (accelerated vesting and exercisability of stock options and vesting of restricted stock and restricted stock units) had a change in control of the company occurred on December 31, 2008 whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)

Donald E. Felsinger
Lump Sum Cash Payment (A)	$5,737,600	$8,606,400	$—
Acceleration of Existing Equity Awards (B)	—	15,951,308	15,951,308
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	28,127	45,424	—
Financial Planning (E)	50,000	75,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	10,351,071	—

	$5,865,727	$35,079,203	$15,951,308

Neal E. Schmale
Lump Sum Cash Payment (A)	$3,838,133	$5,757,200	$—
Acceleration of Existing Equity Awards (B)	—	10,307,540	10,307,540
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	36,045	57,949	—
Financial Planning (E)	50,000	75,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	—	—

	$3,974,178	$16,247,689	$10,307,540

Edwin A. Guiles
Lump Sum Cash Payment (A)	$—	$—	$—
Acceleration of Existing Equity Awards (B)	—	—	5,896,758
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	—	—	—
Financial Planning (E)	—	—	—
Outplacement (F)	—	—	—
Excise Tax Gross-Up (G)	—	—	—

	$—	$—	$5,896,758

Mark A. Snell
Lump Sum Cash Payment (A)	$2,506,933	$3,756,400	$—
Acceleration of Existing Equity Awards (B)	—	4,965,887	4,965,887
Enhanced Retirement Benefits (C)	—	3,307,887	—
Health & Welfare Benefits (D)	44,699	89,550	—
Financial Planning (E)	50,000	75,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	5,791,196	—

	$2,651,632	$18,035,920	$4,965,887

Javade Chaudhri
Lump Sum Cash Payment (A)	$2,219,333	$3,329,000	$—
Acceleration of Existing Equity Awards (B)	—	3,517,725	3,517,725
Enhanced Retirement Benefits (C)	—	929,346	—
Health & Welfare Benefits (D)	44,699	91,917	—
Financial Planning (E)	50,000	75,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	3,405,762	—

	$2,364,032	$11,398,750	$3,517,725

(A)	Severance payment equal to two times (three times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2008 of performance-based restricted stock and shares subject to performance-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable. Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement eligible executives. Such amounts are $90,677 for Mr. Felsinger; $67,731 for Mr. Schmale; $62,509 for Mr. Guiles; and $37,189 for Mr. Chaudhri. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

(C)	For Messrs. Snell and Chaudhri, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for two years for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for two years for termination unrelated to a change in control, and three years for termination accompanied by a change in control.

(F)	Estimated value associated with outplacement services for two years for termination unrelated to a change in control, and three years for termination accompanied by a change in control.

(G)	Gross-up payment covering the full cost of excise tax under Internal Revenue Code Sections 280G and 4999.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or by the company for cause are not entitled to enhanced benefits.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Randall L. Clark

Corporate Secretary

Dated: March 2, 2009

D I R E C T I O N S

to the Sempra Energy Annual Meeting of Shareholders

April 30, 2009

Fairmont Newport Beach

4500 MacArthur Blvd

Newport Beach, California 92660

Valet parking will be provided (your valet ticket will be validated upon registration).

From John Wayne / Orange County Airport

•	Turn right on MacArthur Blvd.

•	Pass through the light at Birch Street and make an immediate left turn into The Fairmont Newport Beach driveway.

•	Hotel is located on MacArthur Blvd. between Birch Street and Von Karman Avenue.

From Points North or South

•	From I-405 exit MacArthur Blvd.

•	Turn left onto MacArthur. Pass through the light at Birch Street and make an immediate left turn into The Fairmont Newport Beach driveway.

•	Hotel is located on MacArthur Blvd. between Birch Street and Von Karman Avenue.

From Points East

•	Follow the 91 Freeway West to the 55 Freeway South to the 405 Freeway South.

•	Exit MacArthur Blvd.

•	Turn left onto MacArthur. Pass through the light at Birch Street and make an immediate left turn into The Fairmont Newport Beach driveway.

•	Hotel is located on MacArthur Blvd. between Birch Street and Von Karman Avenue.

ADMISSION TICKET

ADMIT ONE SHAREHOLDER AND GUEST

2009 Annual Meeting of

Sempra Energy Shareholders

Thursday, April 30, 2009 - 10:00 a.m

The Fairmont Hotel

4500 MacArthur Blvd.

Newport Beach, California

Directions to the meeting are located

at the end of the Proxy Statement

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person

please vote your shares.

SEMPRA ENERGY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 30, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

DONALD E. FELSINGER and JAVADE CHAUDHRI jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2009 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

SEMPRA ENERGY

April 30, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online or by phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, proxy card and annual report to shareholders are available at

http://www.amstock.com/ProxyServices/ViewMaterials.asp.

Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THROUGH 13 AND “AGAINST” ITEMS 14 AND 15.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

DIRECTOR ELECTION:
BOARD RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. James G. Brocksmith Jr.	☐	☐	☐	9. William C. Rusnack	☐	☐	☐
2. Richard A. Collato	☐	☐	☐	10. William P. Rutledge	☐	☐	☐
3. Donald E. Felsinger	☐	☐	☐	11. Lynn Schenk	☐	☐	☐
4. Wilford D. Godbold Jr.	☐	☐	☐	12. Neal E. Schmale	☐	☐	☐
5. William D. Jones	☐	☐	☐	PROPOSALS:
6. Richard G. Newman	☐	☐	☐	BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.
7. William G. Ouchi	☐	☐	☐	13. Ratificationof Independent Registered Public Accounting Firm.	☐	☐	☐
8. Carlos Ruiz	☐	☐	☐	BOARD RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSALS.
				14. ShareholderProposal for an Advisory Vote on Executive Compensation	☐	☐	☐
				15. ShareholderProposal for North Dakota Reincorporation	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
				MARK “X” HERE IF YOU WANT CONFIDENTIAL VOTING.	☐

Signature of Shareholder		Date:		Signature of Shareholder		Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.